Avid Files Third Quarter Form 10-Q;
           Reaffirms Previously-Announced Quarterly Financial Results

Tewksbury, MA - November 14, 2005 - Avid Technology, Inc. (NASDAQ: AVID) today filed its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2005. The company delayed the Form 10-Q filing to allow additional time to determine the appropriate revenue recognition for a portion of the revenue attributable to its new consumer video division, which was recently acquired in a merger with Pinnacle Systems, Inc. After completing its review, the company has concluded that the accounting treatment applied to this revenue was appropriate and has reaffirmed the financial results announced in its earnings press release on October 27, 2005.

About Avid Technology, Inc.
Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

(C) 2005 Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid Film Composer(R) system for motion picture editing. Digidesign, Avid's audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools(R) digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.